Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-4 of GOWell Energy Technology of our report dated March 23, 2026, relating to the financial statements of Inflection Point Acquisition Corp. V as of December 31, 2025 and 2024, and for the year ended December 31, 2025, and for the period from May 31, 2024 (inception) through December 31, 2024, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Bush & Associates CPA LLC

Independent Registered Public Accounting Firm

Las Vegas, NV

March 23, 2026